7500 East Columbia Street Evansville, IN 47715 www.shoecarnival.com (812) 867-4037	Contact Mark L. Lemond President and Chief Executive Officer or W. Kerry Jackson Executive Vice President, Chief Financial Officer and Treasurer
FOR IMMEDIATE RELEASE

SHOE CARNIVAL REPORTS SECOND QUARTER 2008 RESULTS

        Evansville, Indiana, August 21, 2008 - Shoe Carnival, Inc. (Nasdaq: SCVL) a leading retailer of value-priced footwear and accessories, today announced sales and earnings for the second quarter ended August 2, 2008.

        Net earnings for the thirteen-week second quarter were $977,000, or $0.08 per diluted share, compared to net earnings of $167,000, or $0.01 per diluted share, for the thirteen-week prior year second quarter ended August 4, 2007.

        Sales for the second quarter were $158.5 million compared to sales of $154.8 million for the prior year second quarter. Comparable store sales for the thirteen-week period ended August 2, 2008 decreased 1.0 percent compared with the thirteen-week period ended August 4, 2007.

        The gross profit margin for the second quarter was 26.6 percent compared to 26.0 percent for the second quarter of the prior year. As a percentage of sales, the merchandise margin increased 0.9 percent while buying, distribution and occupancy costs increased 0.3 percent.

        Selling, general and administrative expenses for the second quarter were $40.7 million, or 25.7 percent of sales, compared to $40.1 million, or 25.9 percent of sales, for the second quarter of 2007.

        Speaking on the results for the quarter, Mark Lemond, chief executive officer and president said, "Although consumers continued to face a great deal of economic pressure during the second quarter, we believe their use of the government stimulus checks did provide a short-term boost in our sales. We were able to increase the average realized price for our footwear, particularly within our adult and children's athletic categories. This price increase resulted in the second consecutive quarter of an increase in athletic footwear sales in comparable stores.

        Our second quarter performance continued to reflect strong inventory management and effective expense control. Our merchants reduced year-over-year inventory on a per store basis by approximately 7.0 percent and actually improved merchandise margins. Despite a 1.0 percent decrease in comparable store sales, we were able to leverage our selling, general and administrative expenses by 0.2 percent."

       Net income for the first half of 2008 was $5.8 million, or $0.46 per diluted share, compared with net income of $7.5 million, or $0.55 per diluted share, in the first half last year. Net sales for the first six months was $320.6 million compared to net sales of $320.5 million for the same period last year. Comparable store sales for the twenty-six week period ended August 2, 2008 decreased 3.0 percent compared to the twenty-six week period last year ended August 4, 2007. The gross profit margin for the first six months of 2008 was 27.8 percent compared to 28.1 percent last year. Selling, general and administrative expenses, as a percentage of sales, was 24.9 percent for the first six months of 2008 as compared to 24.8 percent last year.

Store Growth

        Currently, the Company expects to open 24 new stores in fiscal 2008 and close 11 stores. Store openings and closings by quarter and for the fiscal year are currently planned as follows:

	New Stores	Stores Closings
1st Quarter 2008	2	0
2nd Quarter 2008	12	2
3rd Quarter 2008	9	1
4th Quarter 2008	1	8
Fiscal 2008	24	11

The twelve stores opened during the second quarter included locations in:

City Virginia Beach, VA Edwardsville, IL Branson, MO Boise, ID Logan, UT West Jordan, UT McCreeless, TX San Antonio, TX Omaha, NE Council Bluffs, NE Pace, FL Loveland, CO	Market/Total Stores in Market Norfolk/5 St. Louis/11 Springfield/2 Boise/1 Salt Lake City/2 Salt Lake City/2 San Antonio/4 San Antonio/4 Omaha/2 Omaha/2 Mobile/3 Denver/5

Conference Call

        Today, at 2:00 p.m. Eastern time, the Company will host a conference call to discuss the second quarter results. The public can listen to the live webcast of the call by visiting Shoe Carnival's Investor Relations page at www.shoecarnival.com. While the question-and-answer session will be available to all listeners, questions from the audience will be limited to institutional analysts and investors. A replay of the webcast will be available on our website beginning approximately two hours after the conclusion of the conference call and will be archived for one year.

Cautionary Statement Regarding Forward-Looking Information

        This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. A number of factors could cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, but are not limited to: general economic conditions in the areas of the United States in which our stores are located; changes in the overall retail environment and more specifically in the apparel and footwear retail sectors; our ability to generate increased sales at our stores; the potential impact of national and international security concerns on the retail environment; changes in our relationships with key suppliers; the impact of competition and pricing; changes in weather patterns, consumer buying trends and our ability to identify and respond to emerging fashion trends; the impact of disruptions in our distribution or information technology operations; the effectiveness of our inventory management; the impact of hurricanes or other natural disasters on our stores, as well as on consumer confidence and purchasing in general; risks associated with the seasonality of the retail industry; our ability to successfully execute our growth strategy, including the availability of desirable store locations at acceptable lease terms, our ability to open new stores in a timely and profitable manner and the availability of sufficient funds to implement our growth plans; higher than anticipated costs associated with the closing of underperforming stores; the inability of manufacturers to deliver products in a timely manner; changes in the political and economic environments in the People's Republic of China, Brazil, Spain and East Asia, the primary manufacturers of footwear; and the continued favorable trade relations between the United States and China and the other countries which are the major manufacturers of footwear.

        In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors. Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized. Forward-looking statements can be identified by, among other things, the use of forward-looking terms such as "believes," "expects," "may," "will," "should," "seeks," "pro forma," "anticipates," "intends" or the negative of any of these terms, or comparable terminology, or by discussions of strategy or intentions. Given these uncertainties, we caution investors not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We disclaim any obligation to update any of these factors or to publicly announce any revisions to the forward-looking statements contained in this press release to reflect future events or developments.

        Shoe Carnival is a chain of 303 footwear stores located in the Midwest, South and Southeast. Combining value pricing with an entertaining store format, Shoe Carnival is a leading retailer of name brand and private label footwear for the entire family. Headquartered in Evansville, IN, Shoe Carnival trades on The NASDAQ Stock Market LLC under the symbol SCVL. Shoe Carnival's press releases and annual report are available on the Company's website at www.shoecarnival.com.

Financial Tables Follow

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share)

	Thirteen	Thirteen	Twenty-six	Twenty-six
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	August 2, 2008	August 4, 2007	August 2, 2008	August 4, 2007

Net sales	$158,480	$154,805	$320,599	$320,458
Cost of sales (including buying,
distribution and occupancy costs)	116,334	114,558	231,373	230,420

Gross profit	42,146	40,247	89,226	90,038
Selling, general and administrative
Expenses	40,661	40,118	79,984	79,443

Operating income	1,485	129	9,242	10,595
Interest income	(39)	(176)	(76)	(510)
Interest expense	36	32	69	64

Income before income taxes	1,488	273	9,249	11,041
Income tax expense	511	106	3,488	3,547

Net income	$977	$167	$5,761	$7,494

Net income per share:
Basic	$.08	$.01	$.47	$0.56

Diluted	$.08	$.01	$.46	$0.55

Average shares outstanding:
Basic	12,367	13,091	12,360	13,295

Diluted	12,463	13,400	12,455	13,634

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	August 2, 2008	February 2, 2008	August 4, 2007

ASSETS
Current Assets:
Cash and cash equivalents	$16,659	$9,177	$15,466
Accounts receivable	1,961	411	1,216
Merchandise inventories	208,409	200,781	210,043
Deferred income tax benefit	2,481	2,340	2,304
Other	8,383	7,221	10,542

Total Current Assets	237,893	219,930	239,571
Property and equipment-net	71,014	71,686	74,736

Total Assets	$308,907	$291,616	$314,307

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$74,953	$67,786	$84,859
Accrued and other liabilities	14,546	10,689	13,493

Total Current Liabilities	89,499	78,475	98,352
Deferred lease incentives	4,735	5,396	5,442
Accrued rent	5,626	5,925	6,163
Deferred income taxes	917	399	534
Deferred compensation	3,395	3,559	3,543
Other	1,410	1,250	795

Total Liabilities	105,582	95,004	114,829
Total Shareholders' Equity	203,325	196,612	199,478

Total Liabilities and Shareholders' Equity	$308,907	$291,616	$314,307

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Twenty-six Weeks Ended August 2, 2008	Twenty-six Weeks Ended August 4, 2007

Cash flows from operating activities:
Net income	$5,761	$7,494
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation and amortization	8,286	7,834
Stock-based compensation	559	830
Loss on retirement and impairment of assets	109	389
Deferred income taxes	377	(216)
Deferred lease incentives	174	0
Other	(1,135)	(334)
Changes in operating assets and liabilities:
Accounts receivable	(1,550)	(268)
Merchandise inventories	(7,628)	(13,381)
Accounts payable and accrued liabilities	9,992	16,739
Other	(1,164)	(8,710)

Net cash provided by operating activities	13,781	10,377

Cash flows from investing activities:
Purchases of property and equipment	(6,700)	(11,372)
Proceeds from sale of property and equipment	2	379
Other	0	6

Net cash used in investing activities	(6,698)	(10,987)

Cash flows from financing activities:
Borrowings under line of credit	6,625	0
Payments on line of credit	(6,625)	0
Proceeds from issuance of stock	399	513
Excess tax benefits from stock-based compensation	0	290
Common stock repurchased	0	(19,566)

Net cash provided by (used in) financing activities	399	(18,763)

Net increase (decrease) in cash and cash equivalents	7,482	(19,373)
Cash and cash equivalents at beginning of period	9,177	34,839

Cash and Cash Equivalents at End of Period	$16,659	$15,466